Exhibit 99.1

TO BUSINESS EDITOR:

              Wilson Greatbatch Technologies, Inc. Reports Record
                        First Quarter Sales and Earnings

      CLARENCE, N.Y., April 28 /PRNewswire-FirstCall/ -- Wilson Greatbatch Technologies, Inc. (the "Company") (NYSE: GB), a leading developer and manufacturer of batteries, capacitors, components and enclosures used in implantable medical devices and specialty batteries used in demanding non-medical operations, today announced record revenue and net income for the first fiscal quarter of 2003. The Company reported record revenues for the first quarter 2003 of $54.9 million, an increase of 51% compared to the $36.3 million reported in the first quarter of 2002. The Company also reported record net income in the first quarter of $6.0 million, an 81% increase over net income of $3.3 million in the first quarter of 2002. Earnings per fully diluted share were $0.28, a 75% increase over the $0.16 reported in the first quarter of 2002.

      Revenues
      The following table summarizes the Company's revenues by product line for the first quarters in 2003 and 2002 (in thousands):

     Product Lines                       2003      2002      %
                                       1st Qtr   1st Qtr   Change
    Medical Technology:
      Medical Batteries:
      ICDs                             $10,760    $6,506     +65%
      Pacemakers                         6,037     5,529      +9%
      Other Devices                        806     1,002     -20%
      Total Medical Batteries           17,603    13,037     +35%
      Capacitors                         7,148     5,749     +24%
      Components                        23,277    11,527    +102%
      Total Medical Technology          48,028    30,313     +58%
    Commercial Power Sources             6,829     5,990     +14%
      Total Revenues                   $54,857   $36,303     +51%

      "I am extremely pleased with our results for the first quarter. The cardiac rhythm management (CRM) market growth is robust and its impact can be seen across many of our product lines," stated Edward Voboril, the Company's Chairman, President and Chief Executive Officer. "With the CRM market now comprising most our overall sales mix, we are very well positioned in this exciting market segment," Voboril continued.
      "In our medical power product area, our high voltage defibrillator battery revenues reached a record high in the quarter. We are seeing strong demand for our high voltage batteries used in both implantable cardioverter defibrillators
(ICD) and cardiac resynchronization therapy devices (CRT). In terms of pacemaker battery revenues, as we have previously discussed, revenues throughout most of the first half of 2002 were impacted by inventory reductions by certain customers. The growth in the first quarter of this year was a result of increased sales to these customers. Our capacitor revenues in the quarter remained strong. While the revenues represent sales to a single customer, we expect sales to the second and third customers to commence in the second half of the year," Voboril commented.
      "Turning to the medical component product area, revenues doubled from last year. This was due in part to the acquisition of Globe Tool completed in July 2002. Aside from the Globe enclosure products, the organic growth of filtered feedthroughs was in excess of 60% over the prior year. This strong growth reflects introductions of ICDs, Pacemakers and CRT devices by our customers, which utilize our proprietary electro-magnetic filtering technology," stated Voboril.
      "In our non-medical, commercial battery segment, the revenue growth reflects demand from our customers in the oil and gas exploration market. As we head into the heart of the oil-drilling season over the next two quarters, our outlook for the remainder of the year remains cautiously optimistic. The uncertainties overseas have created some concern with our customers and, therefore, it is too soon to determine how long this level of increased demand will continue," Voboril added.

      Profit & Loss Summary
      The following table summarizes selected information derived from the profit & loss ("P&L") statements for the 1st quarters for 2003 and 2002 (in thousands):

     Selected P & L Amounts                    2003          2002
                                             1st Qtr       1st Qtr
     Gross Profit                            $22,813       $15,952
     Gross Margin                              41.6%         43.9%

     SG&A Expenses                             7,691         5,657
     SG&A Expense as% of Revenue               14.0%         15.6%

     RD&E Expenses, net                        4,560         3,653
     RD&E Expenses, net as % of Revenues        8.3%         10.1%

     Operating Income                         $9,747        $5,756
     Operating Margin                          17.8%         15.9%

      "The decrease in gross margin in the quarter compared to last year is primarily due to the lower margin Globe enclosure products. In addition to the product mix, we incurred integration-related costs in the first quarter for the ongoing consolidation of our commercial battery facilities in Massachusetts. The consolidation is on track in terms of planned costs and for completion by the end of the second quarter," Voboril commented.
      "Furthermore, we incurred costs in the quarter pertaining to our enterprise-wide Six Sigma lean manufacturing initiative. The completion of the commercial plant consolidation, coupled with the ongoing lean manufacturing initiatives, should allow us to see gross margin improvement in the second half of this year," Voboril stated.
      "The improvement in the operating margin reflects the impact of both the increased sales and the leverage of existing SG&A infrastructure. We will continue to invest in support of the growth of the business, while at the same time delivering on our expectations," Voboril concluded.

      Conference Call
      Edward F. Voboril and Lawrence P. Reinhold, the Company's Executive Vice President and Chief Financial Officer, will discuss first quarter 2003 financial results in a conference call scheduled for today, Monday, April 28, at 4:15 p.m. EDT. The conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or at CCBN's individual investor center at www.companyboardroom.com. The webcast will also include presentation visuals. The webcast will be archived on both websites for future on-demand replay.

      Forward-Looking Statements
      Some of the statements in this press release and other written and oral statements made from time to time by the company and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: dependence upon a limited number of customers; product obsolescence; inability to market current or future products; pricing pressure from customers; reliance on third party suppliers for raw materials; products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K, including Exhibit 99.2 thereto, and in other periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

      About Wilson Greatbatch Technologies
      Wilson Greatbatch Technologies, Inc. (NYSE: GB) is a leading developer and manufacturer of batteries, capacitors, precision components and enclosures used in implantable medical devices and other technically demanding applications. The Company has operations in New York, Maryland, Massachusetts, Nevada and Minnesota. Additional information about the Company is available at www.greatbatch.com.

                      Wilson Greatbatch Technologies, Inc.
                      Condensed Consolidated Balance Sheet
                                   (Unaudited)
                                 (In thousands)

                                                        March 31,   December 31,
ASSETS                                                    2003         2002
Current assets:
  Cash and cash equivalents                             $   2,203    $   4,608
  Accounts receivable, net                                 26,769       19,310
  Inventories                                              32,717       34,908
  Prepaid expenses and other current assets                 1,287        3,339
  Refundable income taxes                                   3,038        3,038
  Deferred income taxes                                     3,349        3,349
                                                        ---------    ---------
          Total current assets                             69,363       68,552

Property, plant and equipment, net                         64,124       64,699
Intangible assets, net                                     54,986       55,804
Goodwill                                                  119,550      119,407
Other assets                                                3,738        3,789
                                                        ---------    ---------
Total assets                                            $ 311,761    $ 312,251
                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                      $   4,752    $   5,726
  Accrued expenses and other current liabilities            9,893       13,872
  Current maturities of long-term debt                      3,250        8,750
                                                        ---------    ---------
          Total current liabilities                        17,895       28,348
Long-term debt                                             76,250       76,250
Other long-term liabilities                                   870          790
                                                        ---------    ---------
          Total liabilities                                95,015      105,388
                                                        ---------    ---------
Stockholders' equity:
  Common stock                                                 21           21
  Capital in excess of par value                          205,262      202,279
  Retained earnings                                        11,463        5,426
  Treasury stock, at cost                                      --         (863)
                                                        ---------    ---------
          Total stockholders' equity                      216,746      206,863
                                                        ---------    ---------
Total liabilities and stockholders' equity              $ 311,761    $ 312,251
                                                        =========    =========

                      Wilson Greatbatch Technologies, Inc.
                 Condensed Consolidated Statement of Operations
                                   (Unaudited)
                     (In thousands except per share amounts)

                                                         Three Months Ended
                                                      March 31,       March 31,
                                                        2003            2002

Revenues                                              $ 54,857        $ 36,303
Cost of revenues                                        32,044          20,351
                                                      --------        --------
     Gross profit                                       22,813          15,952
     Gross margin                                           42%             44%
Selling, general and administrative expenses             7,691           5,657
Research, development and engineering costs, net         4,560           3,653
Amortization of intangible assets                          815             886
                                                      --------        --------
     Operating income                                    9,747           5,756
Interest expense                                           931             892
Interest income                                             (9)           (145)
Other expense, net                                          12              26
                                                      --------        --------
     Income before income taxes                          8,813           4,983
Provision for income taxes                               2,776           1,644
                                                      --------        --------
     Net income                                       $  6,037        $  3,339
                                                      ========        ========

Diluted earnings per share                            $   0.28        $   0.16

Diluted average shares outstanding                      21,354          21,268